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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):

                                  June 8, 1998


                              JLM INDUSTRIES, INC.
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             (Exact Name of Registrant as Specified in its Charter)


    Delaware                        0-22687                    06-1163710
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(State or Other                  (Commission               (I.R.S. Employer
 Jurisdiction)                   File Number)             Identification No.)


           8675 Hidden River Parkway, Tampa, FL.         33637
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          (Address of Principal Executive Office)     (Zip Code)

                                 (813) 632-3300
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              (Registrant's telephone number, including area code)



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Item 2. Acquisition or Disposition of Assets

         On June 8, 1998, JLM International, Inc, a wholly owned subsidiary of JLM Industries, Inc. ("JLM" or the "Company"), entered into a Stock Purchase Agreement (the "Agreement") with Mr. Jesus Herboso, a Spanish Citizen, whereby, JLM will purchase 5,001shares, or 50.1%, of the outstanding common stock of Inquinosa International, S.A. ("Inquinosa"), a Spanish company. Inquinosa is headquartered in Madrid, Spain and has exclusive marketing rights to all lindane produced at Oltchim S.A.'s, a Romanian chemical company, manufacturing facility that is marketed outside of Romania. Lindane is a preferred seed-treating pesticide that prevents insect damage during the critical pre-germination stage for wheat, other grains and canola.

         Under terms of a separate distribution agreement with Inquinosa, JLM will have exclusive rights to market the pesticide Lindane in the United States and Canada. The purchase price for the majority shares of Inquinosa from Mr. Herbosa by JLM will be approximately $1.8 million, subject to adjustment, to be funded through a four-year earn-out period as defined in the Agreement.

         The continued sale of Lindane in the United States is dependent upon the maintainence of a registration with the United States Environmental Protection Agency ("EPA"). Inquinosa will fund the research required by the EPA to keep the registration effective. Inquinosa will fund this research through its membership in Central International D'Etudes du Lindane ("CIEL"). CIEL is a not-for-profit organization that certifies the testing of lindane that is mandated by the EPA and other worldwide governmental organizations. Currently, Inquinosa is the only company that has agreed to fund the EPA-mandated testing conducted by CIEL.


Item 7. Financial Statements and Exhibits.

         1. Financial statements and exhibits filed herewith: None.



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SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      JLM INDUSTRIES, INC.

Dated:  June 23, 1998
                                      By:  /s/ John L. Macdonald
                                           -------------------------------------
                                           John L. Macdonald
                                           President and Chief Executive Officer



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